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                                                                     Exhibit 4.3

                                    EXHIBIT A

                                FORM OF DEBENTURE


THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND REGISTRATION IS THEREFORE NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. ANY TRANSFEREE OF THIS DEBENTURE SHOULD CAREFULLY REVIEW THE TERMS OF THIS DEBENTURE, INCLUDING SECTION 2(E)(VI) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(E)(VI) OF THIS DEBENTURE.


                     0% SENIOR SECURED CONVERTIBLE DEBENTURE

                                                ADAM.COM, INC. DEBENTURE NO. ___
                                                      [ISSUANCE DATE] $6,000,000

         FOR VALUE RECEIVED, ADAM.COM, INC., a Georgia corporation (the "COMPANY"), hereby promises to pay to the order of FUSION CAPITAL FUND I, LLC or its assigns ("HOLDER") the principal amount of Six Million Dollars ($6,000,000), on ___________, (the "MATURITY DATE"), or upon acceleration or by conversion or redemption in accordance with the terms hereof or otherwise.

         1. PAYMENTS OF PRINCIPAL. All payments of principal on this Debenture (to the extent such principal is not converted into Common Stock (as defined below) in accordance with the terms hereof) shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Debenture. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Trading Day (as defined below), the same shall instead be due on the next succeeding day which is a Trading Day. For purposes of this Debenture, "TRADING DAY" shall mean any day on which the Principal Market (as defined below) is open for customary trading. Capitalized terms used herein, and not otherwise defined herein, shall have the meaning ascribed thereto in the Securities Purchase Agreement, dated November 15, 1999, pursuant to which this Debenture was originally issued (as amended, restated, supplemented or otherwise modified from time to time, the "SECURITIES PURCHASE AGREEMENT"). This Debenture is issued by the Company on the date hereof (the "ISSUANCE DATE") pursuant to the Securities Purchase Agreement. The Company's obligations


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under this Debenture are secured pursuant to a Pledge and Security Agreement, dated as of the date hereof (the "PLEDGE AND SECURITY AGREEMENT") between the Company, the Holder and the Collateral Agent named therein.

         2. CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 2.

                  (a) CERTAIN DEFINED TERMS. For purposes of this Debenture, the following terms shall have the following meanings:

                           (i) "CLOSING BID PRICE" means, for any security as of
                  any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg.

                           (ii) "CLOSING SALE PRICE" means, for any security as
                  of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg.

                           (iii) "CONVERSION AMOUNT" means the portion of the
                  principal amount of this Debenture submitted for conversion into Common Stock.

                           (iv) "CONVERSION DATE" means the actual date that the
                  Holder submits a Conversion Notice to the Company to convert any outstanding principal amount of this Debenture into shares of Common Stock so long as the Holder shall transmit by facsimile (or otherwise deliver) to the Company on or prior to 11:59 p.m., Central Time on such date.

                           (v) "CONVERSION PRICE" means, as of any Conversion
                  Date or other date of determination, the lower of the (A) Fixed Conversion Price and the (B) Variable Conversion Price, each in effect as of such date.

                           (vi) "FIXED CONVERSION PRICE" means 130% of the
                  arithmetic average of the Closing Bid Prices of the Common Stock for the ten (10) consecutive Trading Days immediately preceding the Issuance Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during such ten
                  (10) Trading Days ).

                           (vii) "MANDATORY CONVERSION RIGHTS" means the
                  mandatory conversion rights of the Company pursuant to Section 2(d)(iii).


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                           (viii) "MONTHLY BASE AMOUNT" means One Million
                  Dollars ($1,000,000) per Monthly Period.

                           (ix) "MONTHLY CONVERSION AMOUNT" means the Monthly
                  Base Amount for such Monthly Period plus the Monthly Base Amount for any prior Monthly Periods which has not been previously converted into Common Stock pursuant to Section 2 hereof; PROVIDED HOWEVER, that to the extent that the Company exercises its Mandatory Conversion Rights, the Monthly Conversion Amount for any remaining Monthly Periods shall be reduced by any amount subject to the Mandatory Conversion Rights in reverse chronological order i.e. the Monthly Conversion Amount for the last remaining Monthly Period shall be reduced first; PROVIDED FURTHER, on or after the Maturity Date, the Monthly Conversion Amount shall thereafter be the entire outstanding principal amount of the Debenture.

                           (x) "MONTHLY PERIOD" means each of the following
                  periods of time:

                          Issuance Date to __________;
                           ___________ to __________;
                           ___________ to __________;
                           ___________ to __________;
                           ___________ to __________; and
                           ___________ to Maturity Date;

                          [SIX PERIODS EACH HAVING APPROXIMATELY 30 CALENDER
                           DAYS. SPECIFIC DATES TO BE ENTERED AT CLOSING.]

                           (xi) "PERSON" means an individual or entity including
                  any a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (xii) "PRINCIPAL MARKET" means the Nasdaq National
                  Market.

                           (xiii) "REDEMPTION PRICE" means for any Company
                  Redemption (as defined in Section 3) or Holder Redemption (as defined in Section 5) an amount equal to the product of (A)
                  1.06 and (B) the outstanding principal balance of the Debenture to be redeemed.

                           (xiv) "VARIABLE CONVERSION PRICE" means, as of any
                  Conversion Date or other date of determination, the lower of:
                  (A) the Closing Bid Price of the Common Stock on the Conversion Date or such other date of determination and (B) the arithmetic average of the two (2) lowest Closing Bid Prices for the Common Stock during the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding such Conversion Date or other date of determination (to be appropriately adjusted for any reorganization,


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                  recapitalization, non-cash dividend, stock split or other
                  similar transaction occurring during such ten (10) Trading
                  Days).
                  (b) HOLDER'S CONVERSION RIGHTS AND OBLIGATIONS. Subject to the provisions of Section 2(d) below, during each Monthly Period, the Holder shall have the right to convert the outstanding principal amount of this Debenture up to the Monthly Conversion Amount for such Monthly Period into fully paid and nonassessable shares of Common Stock in accordance with Section 2(e), at the Conversion Rate (as defined below). Subject to the provisions of Section 2(d) below, at any time on or after the Maturity Date, the Holder shall have the right to convert the entire outstanding principal amount of this Debenture into fully paid and nonassessable shares of Common Stock in accordance with
         Section 2(e), at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of this Debenture by the Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                  (c) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of a Conversion Amount of this Debenture pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                         CONVERSION AMOUNT
                                         Conversion Price


                  (d)      LIMITATIONS ON CONVERSION.

                           (i) LIMITATION ON BENEFICIAL OWNERSHIP. The Company
                  shall not effect any conversion of this Debenture and no Holder shall have the right to convert any portion of this Debenture pursuant to Section 2(b) to the extent that after giving effect to such conversion such Person (together with such Person's affiliates) would beneficially own in excess of 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. For purposes of this Section, in determining the number of outstanding shares of Common Stock the Holder may rely on the


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                                       -4-

                  number of outstanding shares of Common Stock as reflected in
                  (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other written communication by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the reasonable written or oral request of the Holder, the Company shall promptly confirm orally and in writing to the Holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of the Debenture by the Holder since the date as of which such number of outstanding shares of Common Stock was reported. Except as otherwise set forth herein, for purposes of this
                  Section 2(d)(i), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                           (ii) COMPANY'S RIGHT TO BLOCK CONVERSIONS. The right
                  of the Holder to convert this Debenture pursuant to this
                  Section 2 shall be limited as set forth below. If during any three (3) consecutive Trading Days the Closing Sale Price of the Common Stock is below the Fixed Conversion Price for each of such three (3) Trading Days, the Company shall have three
                  (3) Trading Days to give written notice (a "CONVERSION SUSPENSION NOTICE") to the Holder suspending any and all conversions. The Conversion Suspension Notice shall be effective only for conversions which have a Conversion Date later than three (3) Trading Days after receipt of the Conversion Suspension Notice by the Holder. Any conversions submitted by the Holder which have a Conversion Date not later than three (3) Trading Days after receipt by the Holder of the Company's Conversion Suspension Notice must be honored by the Company as otherwise provided herein. Such conversion suspension shall continue in effect until the earlier of: (A) revocation in writing by the Company, at its sole discretion, or (B) such time as the Closing Sale Price of the Common Stock is above the Fixed Conversion Price for three (3) consecutive Trading Days.

                           (iii) COMPANY'S MANDATORY CONVERSION RIGHTS. The
                  Company shall have the right from time to time by delivering written notice (a "MANDATORY CONVERSION NOTICE") to the Holder five (5) Trading Days prior to the first Trading Day of any Monthly Period to require that the Holder convert at the Conversion Rate such principal amount of this Debenture as specified by the Company in the Mandatory Conversion Notice during such Monthly Period on such Trading Days during the Monthly Period as the Holder shall determine. The Company acknowledges and agrees that the Company's mandatory conversion rights represent an agreement by the Holder to extend financial accommodations to the Company. Accordingly, it shall be a condition to the exercise of the Company's mandatory conversion rights that no Event of Default shall have occurred, and the Company's delivery of a Mandatory Conversion Notice shall be deemed a representation to the Holder that no Event of Default has occurred. The Company may revoke a Mandatory Conversion Notice, in whole or in part, by delivering written notice thereof to the Holder (a "REVOCATION OF MANDATORY CONVERSION


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                                       -5-

                  NOTICE"). A Revocation of Mandatory Conversion Notice shall be effective only as to conversions which are in excess of the Monthly Conversion Amount and which have a Conversion Date later than three (3) Trading Days after receipt by the Holder of the Revocation of Mandatory Conversion Notice. Any conversions submitted by the Holder which have a Conversion Date not later than three (3) Trading Days after receipt by the Holder of the Revocation of Mandatory Conversion Notice must be honored by the Company as otherwise provided herein.

                  (e) MECHANICS OF CONVERSION. The conversion of this Debenture shall be conducted in the following manner:

                           (i) HOLDER'S DELIVERY REQUIREMENTS. To convert this
                  Debenture into shares of Common Stock on any date, the Holder hereof shall (A) transmit by facsimile (or otherwise deliver) on or prior to 11:59 p.m., Central Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company with a copy thereof to the Company's designated transfer agent (the "TRANSFER AGENT") and (B), subject to Section 2(e)(vi) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original Debenture being converted (or an indemnification undertaking with respect to such Debenture in the case of its loss, theft or destruction).

                           (ii) COMPANY'S RESPONSE. Upon receipt by the Company
                  of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Trading Day after receipt of such Conversion Notice, send, via facsimile, a confirmation of receipt of such Conversion Notice in the form attached hereto as Exhibit II (a "COMPANY CONFIRMATION OF CONVERSION NOTICE") to the Holder and the Transfer Agent, which confirmation shall constitute an irrevocable instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of a copy of the executed Conversion Notice and a copy of the applicable Company Confirmation of Conversion Notice, the Transfer Agent shall, on the first (1st) Trading Day following the date of receipt of the Company Confirmation of Conversion Notice, (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. Subject to Section 2(e)(vi), if less than the principal amount of this Debenture is submitted for conversion, then the Company shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Debenture and at its own expense, issue and deliver to the Holder a new Debenture for the outstanding principal amount not converted.

                           (iii) DISPUTE RESOLUTION. In the case of a dispute as
                  to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Trading Day of receipt of the Holder's Conversion Notice. If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Trading Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) Trading Day submit via facsimile
                  (A) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than the fifth
                  (5th) day after the date it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                           (iv) RECORD HOLDER. The person or persons entitled to
                  receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                           (v) COMPANY'S FAILURE TO TIMELY CONVERT. If within
                  five (5) Trading Days after the Transfer Agent's receipt of a copy of the Conversion Notice (subject to extension in accordance with Section 2(e)(iii) for a good faith dispute made in accordance with the terms of Section 2(e)(iii)) (the "SHARE DELIVERY PERIOD") the Transfer Agent shall fail to issue a certificate to the Holder or credit the Holder's balance account with The Depository Trust Company for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of this Debenture (a "CONVERSION FAILURE"), in addition to all other available remedies which such Holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification obligations of the Company therein), the Company shall pay additional damages to the Holder on each day after such fifth
                  (5th) Trading Day such conversion is not timely effected in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section 2(e)(ii) and to which such Holder is entitled and, subject to Section 2(e)(viii) and (II) the Closing Sale Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to the Holder without violating Section 2(e)(ii). Such 1% amount shall no longer accrue after written notice from the

                  Holder to the Company of a Holder Redemption pursuant to
                  Section 5 hereof which redeems the entire outstanding principal amount of the Debenture.
                           (vi) BOOK-ENTRY. Notwithstanding anything to the
                  contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless the full outstanding principal amount represented by this Debenture is being converted. The Holder and the Company shall each maintain records showing the aggregate principal amount outstanding and aggregate principal amount converted and the dates and Conversion Amounts for each conversion or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each conversion. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of this Debenture, the outstanding principal amount represented by this Debenture may be less than the principal amount set forth on the face hereof.

                  (f) TAXES. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of this Debenture.

         3. COMPANY'S REDEMPTION RIGHTS. Subject to the terms and conditions of this Section, at any time after the Issuance Date, and so long as the Company has provided appropriate notice as described below, if during any ten (10) consecutive Trading Days the Closing Sale Price of the Common Stock is below the Fixed Conversion Price for each of such ten (10) Trading Days, the Company shall have three (3) Trading Days to give written notice (a "COMPANY REDEMPTION NOTICE") to the Holder electing to redeem the outstanding principal amount of the Debenture for the Redemption Price (a "COMPANY REDEMPTION"). Any conversions submitted by the Holder which have a Conversion Date which is not later than three (3) Trading Days after receipt by the Holder of the Company Redemption Notice, must be honored by the Company as otherwise provided herein. Immediately upon receipt of a Company Redemption Notice, the Holder shall be entitled to receive any funds in the Collateral Account (as defined in the Pledge and Security Agreement) and any funds in the Collateral Proceeds Account (as defined in the Pledge and Security Agreement) directly from the Collateral Agent (as defined in the Pledge and Security Agreement) up to the aggregate Redemption Price. To the extent that there are insufficient funds in the Collateral Account and the Collateral Proceeds Account, the Company shall promptly pay to the Holder the balance of the Redemption Price by wire transfer of immediately available funds. The effective date for a Company Redemption shall be the date that the full Redemption Price is paid to the Holder pursuant to this Section 3(a).

         4.       DEFAULTS AND REMEDIES.

                  (a) EVENTS OF DEFAULT. An "EVENT OF DEFAULT" shall be deemed to have occurred at such time as any of the following events:

                           (i) a default in payment of the principal amount of this Debenture when and as due;

                           (ii) while any Registration Statement is required to
                  be maintained effective pursuant to the terms of the Registration Rights Agreement entered into by the Company and the Holder as of the Issuance Date (the "REGISTRATION RIGHTS AGREEMENT"), the effectiveness of such Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of three (3) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

                           (iii) the suspension from trading or failure of the
                  Common Stock to be listed on the Principal Market for a period of three (3) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

                           (iv) the failure of the Company or the Common Stock
                  to fully meet the requirements (without regard to any grace period provided therein) for continued listing on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of forty-five (45) Trading Days in any 365-day period;

                           (v) the Company's or the Transfer Agent's notice to
                  the Holder, including by way of public announcement, at any time, of its intention not to comply with a proper request for conversion of the Debenture into shares of Common Stock that is tendered in accordance with the provisions of this Debenture, the failure of the Company to deliver a Company Confirmation of Conversion Notice to the Holder and to the Transfer Agent in accordance with the provisions of this Debenture within two (2) Trading Days after the receipt by the Company of a Conversion Notice (subject to extension in accordance with Section 2(e)(iii) for a good faith dispute made in accordance with the terms of Section 2(e)(iii)); or the failure of the Transfer Agent to comply with a Company Confirmation of Conversion Notice tendered in accordance with the provisions of this Debenture within five (5) Trading Days after the receipt by the Transfer Agent of the Conversion Notice;

                           (vi) if at any time after the Issuance Date, the
                  Exchange Cap (as defined in Section 8) is reached;

                           (vii) the Company breaches any representation,
                  warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Debenture or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby if such breach could have a Material Adverse Effect (as defined in the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least ten (10) Trading Days;

                           (viii) any payment default under or acceleration
                  prior to maturity of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or for money borrowed the repayment of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter which is in excess of $1,000,000;

                           (ix) if any Person credibly threatens by way of any
                  public announcement to commence a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law (as defined below);

                           (x) if the Company pursuant to or within the meaning
                  of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) becomes insolvent, or (F) is generally unable to pay its debts as the same become due; or

                           (xi) a court of competent jurisdiction enters an
                  order or decree under any Bankruptcy Law that; (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any subsidiary.

                  The term "BANKRUPTCY LAW" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. The term "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         (b) REMEDIES. If an Event of Default occurs from events described in clauses (i) through and (ix) of Section 4(a), in addition to any remedy the Holder may have under this Debenture (including Section 5 hereof) and the Securities Purchase Agreement, the Holder of this Debenture may at any time thereafter declare the entire principal balance of this Debenture to be due and payable immediately. In the case of an Event of Default arising from events described in clauses (x) and (xi) of Section 4(a), this Debenture shall automatically become due and payable without further action or notice. In addition to any remedy the Holder may have under this Debenture and the Securities Purchase Agreement, such unpaid amount shall bear interest at a rate of 2.0% per month (prorated for partial months) until paid in full; provided however, any unpaid amount shall not accrue any additional interest under this
Section 6(b) so long as interest is being accrued under Section 5 hereof with respect to such unpaid amount.

         5. REDEMPTION AT THE OPTION OF HOLDER. In addition to all other rights of the Holder contained herein,(i) immediately upon the occurrence of, and at any time after an Event of Default has occurred or (ii) on or any time after the Maturity Date, the Holder shall have the right, at the Holder's sole option, to require the Company to immediately redeem all or any portion of the outstanding principal balance of this Debenture at the Redemption Price (a "HOLDER REDEMPTION"). The Company's right to effect a Holder Redemption shall not be affected by the Company's prior or contemporaneous delivery of a Mandatory Conversion

Notice, which shall under any of the foregoing circumstances be deemed to be without effect. Immediately upon the occurrence of, and at any time after, (i) an Event of Default or (ii) the Maturity Date, the Holder shall be entitled to receive any funds in the Collateral Account (as defined in the Pledge and Security Agreement) and any funds in the Collateral Proceeds Account (as defined in the Pledge and Security Agreement) directly from the Collateral Agent (as defined in the Pledge and Security Agreement) up to the aggregate Redemption Price. To the extent that there are insufficient funds in the Collateral Account and the Collateral Proceeds Account, the Company shall promptly pay to the Holder the balance of the Redemption Price by wire transfer of immediately available funds. In addition to any remedy the Holder may have under this Debenture and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. The effective date for a Holder Redemption shall be the date that the full Redemption Price is paid to the Holder pursuant hereto. The Holder shall provide notice to the Company in the event that the Holder has declared a Holder Redemption as a result of an Event of Default occurring. The Holder shall specify in such notice which Event of Default or Events of Default have occurred in the opinion of the Holder.

         6.       OTHER RIGHTS OF HOLDER.

                  (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not the surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the Holder) to deliver to the Holder in exchange for this Debenture and the Pledge and Security Agreement, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Debenture, secured in the manner substantially similar in form and substance as set forth in the Pledge and Security Agreement and with the registration rights substantially similar in form and substance as set forth in the Registration Rights Agreement, and, in each case, satisfactory to the Holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of the Holder's Debenture such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable by the Holder upon the conversion of the Debenture as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Debenture). Nothing in this Section 6(a) shall effect or limit the Company's redemption rights under Section 3 hereof or the Company's Mandatory Conversion Rights,

                  (b) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then upon conversion the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Debenture (without taking into account any limitations or restrictions on the convertibility of the Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         7. RESERVATION OF SHARES. The Company shall, so long as any principal amount of the Debenture is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the entire outstanding principal amount of the Debenture without regard to any restrictions or limitations on conversions.

         8. EXCHANGE CAP; LIMITATION ON NUMBER OF CONVERSION SHARES. The "EXCHANGE CAP" shall be deemed to be reached at such time as: (a) upon any conversion of this Debenture if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of this Debenture without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded, in such case, the Company shall not be obligated to issue any such shares of Common Stock, or (b) if at any time after the Issuance Date, more than 964,664 shares of Common Stock (19.99% of the Company's outstanding Common Stock determined as of the signing date of the Securities Purchase Agreement) would be issuable to the Holder assuming a full conversion of the entire original principal balance of the Debenture without regard to any restrictions or limitations on conversions contained in this Debenture.

         9. REISSUANCE OF DEBENTURE. Subject to Section 2(e)(vi) in the event of a conversion or redemption pursuant to this Debenture of less than all of the outstanding principal amount represented by this Debenture, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Debenture converted or redeemed, a new debenture of like tenor representing the remaining principal amount of this Debenture which has not been so converted or redeemed.

         10. VOTE TO CHANGE THE TERMS OF THIS DEBENTURE. This Debenture and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder. The term "Debenture" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         11. LOST OR STOLEN DEBENTURE. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Debenture, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Debenture, the Company shall execute and deliver new Debenture of like tenor and date; provided, however, the Company shall not be obligated to re-issue a Debenture if the Holder contemporaneously requests the Company to convert such remaining principal amount into Common Stock.

         12. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If: (i) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Debenture; or (iii) an attorney is retained to represent the Holder in any other proceedings whatsoever in connection with this Debenture, then the Company shall pay to the Holder all reasonable cost and expenses including attorneys' fees incurred in connection therewith, in addition to all other amounts due hereunder.

         13. CANCELLATION AND SURRENDER OF DEBENTURE. After the entire outstanding principal amount owed on this Debenture has been converted into Common Stock or paid in full, this Debenture shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

         14. DEBENTURE EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in principal amounts of at least $100,000) containing the same terms and conditions and representing in the aggregate the principal amount of this Debenture, and each such new Debenture will represent such portion of such principal amount as is designated by the Holder at the time of such surrender. The date the Company initially issues this Debenture will be deemed to be the "Issuance Date" hereof regardless of the number of times a new Debenture shall be issued.

         15. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture and the Securities Purchase Agreement.

         16. GOVERNING LAW; JURISDICTION; JURY TRIAL. All questions concerning the construction, validity, enforcement and interpretation of this Debenture and the Other Transaction Documents shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS DEBENTURE OR ANY TRANSACTION CONTEMPLATED HEREBY.

         17. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Debenture. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         18. CONSTRUCTION. This Debenture shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

         19. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of this Debenture in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.



                            *     *     *     *

         IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its Chief Executive Officer as of the __ day of ____________.



                                              ADAM.COM, INC.


                                              By:
                                              Name: Robert S. Cramer, Jr.
                                              Its:     Chief Executive Officer

                                    EXHIBIT I

                                 ADAM.COM, INC.
                            FORM OF CONVERSION NOTICE

Reference is made to the 0% senior secured convertible debenture (the "DEBENTURE") issued by adam.com, Inc. (the "COMPANY") on __________. In accordance with and pursuant to the Debenture, the undersigned hereby elects to convert the principal amount of the Debenture, indicated below into shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), of the Company, by tendering the Debenture as of the date specified below.

         Conversion Date:

         Aggregate outstanding principal amount of
                                             Debenture PRIOR TO this conversion:

         Aggregate principal amount to be converted:

         Aggregate outstanding principal amount of
                                                Debenture AFTER this conversion:

Please confirm the following information:

         Conversion Price per share:

         If Fixed Conversion Priced not used, describe how the Variable Conversion Price was determined:



                               Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Debenture is being converted in the following name and to the following address:

         Issue to:



         Authorized Signature:
                                                              Name:
                                                              Title:
                                                              Phone #:
                                                              Fax #:

         Account Number:
           (if electronic book entry transfer):

         Transaction Code Number

                                            (if electronic book entry transfer):

                                   EXHIBIT II

                                 ADAM.COM, INC.
                FORM OF COMPANY CONFIRMATION OF CONVERSION NOTICE

Reference is made to the 0% senior secured convertible debenture (the "DEBENTURE") issued by adam.com, Inc. (the "COMPANY") on __________. In accordance with and pursuant to the Debenture, the undersigned hereby confirms and authorizes the issuance of shares of Common Stock, par value $.01 per share (the "COMMON STOCK") of the Company, in connection with the Conversion Notice (as defined in the Debenture) attached hereto. Specifically, the Company hereby confirms the following information:


         Conversion Date:

         Aggregate outstanding principal amount of
                                             Debenture PRIOR TO this conversion:

         Aggregate principal amount to be converted:

         Aggregate outstanding principal amount of
                                                Debenture AFTER this conversion:

                                                Conversion Price per share:

                                  Number of shares of Common Stock to be issued:


The shares of Common Stock into which the Debenture is being converted shall be issued in the name and to the address as set forth in the applicable Conversion Notice.


         Authorized Signature
                                                              Name:
                                                              Title:
                                                              Phone #:
                                                              Fax #: